Delek Logistics Expands its Board with the Addition of a New Independent Director

BRENTWOOD, Tenn., July 28, 2014 (BUSINESS WIRE) -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced the appointment of Reuven Spiegel to the Board of Directors of Delek Logistics GP, LLC, its general partner, effective July 28, 2014. This appointment expands the size of the board to eight members and Mr. Spiegel becomes the fourth independent director.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: “We are pleased to welcome Reuven Spiegel to our board. His diverse financial background should further strengthen our board and provide valuable insight as we continue to grow the partnership.”

Mr. Spiegel has served in the financial industry since 1983. He served various positions including as President, Chief Executive Officer and Senior Vice President of Israel Discount Bank Ltd. from 2001 through early 2014. In 2005 and 2006, Mr. Spiegel also served as Chairman of the Board of Discount Mortgage Bank.

Mr. Spiegel joins Eric Gadd, Chuck Brown and Gary Sullivan as independent directors on the board.

About Delek Logistic Partners, LP

Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, is a growth-oriented master limited partnership formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

U.S. Investor / Media Relations Contact
Keith Johnson
Vice President of Investor Relations
615-435-1366
or
Chris Hodges
Founder & CEO
Alpha IR Group
312-445-2870